Exhibit 99.1

VIASPACE ANNOUNCES NAME CHANGE OF SUBSIDIARY TO VIASPACE SECURITY INC.

PASADENA, CA —December 18, 2006— VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, announced today that its wholly owned security and homeland defense subsidiary, Arroyo Sciences Inc., has been renamed VIASPACE Security Inc.

VIASPACE CEO, Dr. Carl Kukkonen, said, “The new name better reflects the business objectives of the company, and is designed to help establish the VIASPACE brand. The old name, Arroyo Sciences, was derived from the location of the NASA/Caltech Jet Propulsion Laboratory in the Arroyo Seco, which is also the location of the Rose Bowl in Pasadena, California. Key technologies for VIASPACE Security were developed at the Jet Propulsion Laboratory and licensed to VIASPACE by Caltech.”

VIASPACE Security Inc. focuses on maritime/container security, surveillance and automated threat detection. The company has a contract from L-3 Communications, Security and Detection Systems in the area of container security, and has recently announced a teaming agreement with Raytheon Company Network Centric Systems on security and surveillance.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.